NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

MARKET VALUE ADJUSTMENT (MVA) ENDORSEMENT

To Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

The application of the Market Value Adjustment may result in either an upward or downward adjustment in partial withdrawals and upon full surrender of the Contract.

GENERAL INFORMATION REGARDING THIS ENDORSEMENT

This Market Value Adjustment (MVA) Endorsement (the “Endorsement”) is made part of the Contract to which it is attached and is effective as of the Date of Issue.

To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract, the Endorsement will control the Contract. Terms not defined in this Endorsement have the meaning given to them in the Contract.

DEFINITIONS

Market Value Reference Rate - On any given day, the yield of the MVA Index as shown on the Endorsement Specifications Page. The Market Value Reference Rate as of the Date of Issue is equal to the initial Market Value Reference Rate, which is shown on the Endorsement Specifications Page. The daily Market Value Reference Rate thereafter will be available from Nationwide. If the daily Market Value Reference Rate is not available on any day for which a value is needed, Nationwide will use the Market Value Reference Rate for the previous Business Day.

MVA Base - The greater of: 1) zero; and 2) the amount withdrawn minus the Remaining Free Withdrawal Amount.

MVA Index - The index used to determine the Market Value Reference Rate. The MVA Index is specified on the Endorsement Specifications Page.

MVA Period - The length of time beginning on the Date of Issue that Nationwide may apply the MVA to partial withdrawals and a full surrender. The MVA Period is listed on the Endorsement Specifications Page.

Surrender Value - The amount available upon full surrender of the Contract. It is equal to the Contract Value less any applicable Contingent Deferred Sales Charge (“CDSC”) and premium taxes, plus any applicable MVA.

ENDORSEMENT PROVISIONS

Market Value Adjustment (MVA)

The MVA applies to any partial withdrawal or full surrender if the partial withdrawal or full surrender is subject to a CDSC under the Contract. Accordingly, the MVA does not apply to partial withdrawals or a full surrender to which the Waiver of Contingent Deferred Sales Charge (CDSC) provision applies. When the MVA is applicable it is applied to the MVA Base.

If the Contract Owner takes a partial withdrawal or full surrender pursuant to the Partial Withdrawals/Full Surrender section of the Contract, Nationwide will process the request by deducting the amount requested from the Contract Value. The amount received by the Contract Owner will be equal to the amount of the partial withdrawal or full surrender requested, minus any applicable CDSC, plus any applicable MVA, and minus any applicable premium taxes.

If the MVA is a negative value, the MVA will decrease the amount paid to the Contract Owner. If the MVA is a positive value, the MVA will increase the amount paid to the Contract Owner. If the MVA is zero, the MVA will not affect the amount paid to the Contract Owner.

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If the Contract is continued under a Death Benefit’s Spousal Protection Feature, the MVA does not apply to partial withdrawals or a full surrender from the Contract that is taken after the death of either the Annuitant or Co-Annuitant.

MVA Calculation

The MVA is the sum of the MVA applicable to the Fixed Strategy, Index Strategies with Minimum Nonforfeiture Values, and Index Strategies that do not have Minimum Nonforfeiture Values. The amount of the MVA for each is calculated as follows:

MVA = MVA Base x MVA Factor, where:

MVA Factor = MVA Scaling Factor x (A - B) x N/12, where:

A =	the Initial Market Value Reference Rate

B =	the Market Value Reference Rate on the date Nationwide processes the applicable partial withdrawal or full surrender

N =	the number of whole months (partial months will be rounded up to the next whole month) remaining in the MVA Period, calculated from the date Nationwide processes the applicable partial withdrawal or full surrender

The MVA Scaling Factor is shown on the Endorsement Specifications Page.

In addition, for any MVA applicable to a full surrender or a partial withdrawal from the Fixed Strategy, the MVA amount applicable to the Fixed Strategy will never be larger (either positive or negative) than the following, calculated immediately prior to the full surrender or partial withdrawal:

M x A, where:

M = MVA Base attributable to the Fixed Strategy / (Fixed Strategy Value – Remaining Free Withdrawal Amount attributable to the Fixed Strategy)

A = Fixed Strategy Value minus the CDSC applicable to the Fixed Strategy, if any, that would apply on full surrender, minus the Fixed Strategy Minimum Nonforfeiture Value, but not less than zero

In addition, for any MVA applicable to a full surrender or a partial withdrawal from Index Strategies with Index Strategy Minimum Nonforfeiture Value, the MVA amount applicable to the Index Strategies with Index Strategy Minimum Nonforfeiture Value will never be larger (either positive or negative) than the following, calculated immediately prior to the full surrender or partial withdrawal:

M x A, where:

M = MVA Base attributable to the Index Strategies with Index Strategy Minimum Nonforfeiture Value / (Index Strategy Value for Index Strategies with Index Strategy Minimum Nonforfeiture Value – Remaining Free Withdrawal Amount attributable to all Index Strategies with Index Strategy Minimum Nonforfeiture Value)

A = Index Strategy Value of all Index Strategies with Index Strategy Minimum Nonforfeiture Value minus the CDSC applicable to all Index Strategies with Index Strategy Minimum Nonforfeiture Value, if any, that would apply on full surrender, minus the Index Strategy Minimum Nonforfeiture Value, but not less than zero

Market Value Reference Rate

If the yield of the MVA Index that is used as the daily Market Value Reference Rate is not available on any day for which a value is needed, Nationwide will use the Market Value Reference Rate for the previous Business Day. If the MVA Index provider later publishes a yield for the MVA Index for a Business Day when the yield was not provided

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to Nationwide or was otherwise not available, Nationwide will recalculate the impacted transactions and Contract Values according to the yield provided to Nationwide by the MVA Index provider. This recalculation could result in changes to transactions and Contract Values that occurred when the yield was not published by the MVA Index provider.

If the Market Value Reference Rate becomes no longer available, or if Nationwide, at its sole discretion, determines that the Market Value Reference Rate is no longer appropriate for the purposes described in this Endorsement, Nationwide will substitute another method of determining the values, subject to any required approval by the appropriate state insurance department, and will notify the Contract Owner of such change at the Contract Owner’s last known address.

Executed for Nationwide on the Date of Issue by:

Secretary	President

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MARKET VALUE ADJUSTMENT (MVA) ENDORSEMENT SPECIFICATIONS PAGE

Market Value Reference Rate on Date of Issue:         [4.00%]

MVA Scaling Factor:	[1.00]
MVA Index:	[Bloomberg U.S. Corporate Index*]
MVA Period (Years):	[6]

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[*“Bloomberg®” and the indices licensed herein (the “Indices”) are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Indices (collectively, “Bloomberg”), and have been licensed for use for certain purposes by Nationwide (the “Licensee”).

The financial products referenced herein (the “Financial Products”) are not sponsored, endorsed, sold or promoted by Bloomberg. Bloomberg does not make any representation or warranty, express or implied, to the owners of or counterparties to the Financial Products or any member of the public regarding the advisability of investing in securities generally or in the Financial Products particularly. The only relationship of Bloomberg to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Indices, which are determined, composed and calculated by BISL without regard to the Licensee or the Financial Products. Bloomberg has no obligation to take the needs of the Licensee or the owners of the Financial Products into consideration in determining, composing or calculating the Indices. Bloomberg is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Financial Products to be issued. Bloomberg shall not have any obligation or liability, including, without limitation, to the customers of the Financial Products, or in connection with the administration, marketing or trading of the Financial Products.

BLOOMBERG DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. BLOOMBERG DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE FINANCIAL PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA RELATED THERETO. BLOOMBERG DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS, AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES-WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE-ARISING IN CONNECTION WITH THE FINANCIAL PRODUCTS OR INDICES OR ANY DATA OR VALUES RELATING THERETO-WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.]

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